EXHIBIT 99.1

                                               CONTACT:
                                                       Randi Baldwin
                                                       American Medical Alert
                                                       516.536.5850
                                                               or
                                                       Lester Rosenkrantz
                                                       Cameron Associates
                                                       212.245.8800

           AMERICAN MEDICAL ALERT CORPORATION COMPLETES $2.73 MILLION
                            PRIVATE EQUITY PLACEMENT

NEW YORK - April 22, 2002 -American Medical Alert Corporation (Nasdaq: AMAC) today announced that it completed a private equity placement of the Company's common stock and warrants, for total aggregate proceeds of $2.73 million. SAFECO Growth Opportunities Fund and SAFECO Growth Opportunities Portfolio were the lead institutional investors purchasing approximately 77% of the placement.

Several investors purchased an aggregate of 910,000 shares of AMAC Common Stock, at $3.00 per share, and warrants to purchase 227,500 shares of AMAC Common
Stock, exercisable at $3.80 per share. The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

AMAC plans to utilize a majority of the proceeds of this offering to further execute its business expansion and diversification strategy into the remote patient monitoring and medical contact center industries, including its recently announced initiative to develop a next generation PERS appliance that blends emergency response with remote biometric and disease management monitoring into a single, cost effective system.

ABOUT AMERICAN MEDICAL ALERT CORP.

AMAC is a nationwide provider of medical response monitoring and 24-hour on-call services to assist the healthcare community in providing clients with instant access to assistance from trained professionals. AMAC is vertically integrated with involvement in all phases of service delivery including product design and development, manufacturing and testing, field service and 24-hour monitoring.

The H-LINK(R) service platform has enabled AMAC to begin its transformation from a single product and service line to a comprehensive portfolio of personal health appliances and communication services that meet the growing needs of patients and providers.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements are set forth in AMAC's filings with the Securities and Exchange Commission (SEC),

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including AMAC's Annual Report on Form 10-KSB,  it's Quarterly  Reports on Forms
10-QSB, and other filings and releases. These include uncertainties relating to competition, technological development, government regulation, dependence upon key customers and availability of financing.

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